UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2019

SCYNEXIS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36365	56-2181648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Evertrust Plaza, 13th Floor

Jersey City, New Jersey 07302-6548

(Address of principal executive offices, including zip code)

(201)-884-5485

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	SCYX	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01. Other Events.

On December 10, 2019, SCYNEXIS, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC, representative of the several underwriters (the “Underwriters”), relating to the offering, issuance and sale (the “Offering”) of (a) 38,888,889 shares of the Company’s common stock, par value $0.001 per share and (b) warrants to purchase up to an aggregate of 38,888,889 shares of the Company’s common stock. The warrants to purchase shares of common stock are immediately exercisable and expire on the earlier of (i) such date that is six months after the Company publicly announces the approval from the U.S. Food and Drug Administration for ibrexafungerp for the treatment of vulvovaginal candidiasis and (ii) June 12, 2023, and have an exercise price of $1.10 per share. There is not expected to be any trading market for the warrants issued in the Offering. Each warrant is exercisable immediately upon issuance, subject to certain limitations on beneficial ownership. The price to the public in the Offering is $0.90 per share of common stock and accompanying warrant. Pursuant to the Underwriting Agreement, the Underwriters have agreed to purchase shares of common stock and accompanying warrants from the Company at a price of $0.84506 per share of common stock sold, which will result in approximately $32.9 million of net proceeds to the Company after deducting the underwriting discount, but before estimated offering expenses. The Offering closed on December 12, 2019. The shares of common stock are listed on The Nasdaq Global Market. All of the shares and warrants in the Offering were sold by the Company.

In addition, the Company has granted to the Underwriters an option to purchase up to 5,833,333 additional shares of common stock and/or warrants to purchase up to an aggregate of an additional 5,833,333 shares of common stock, in each case at the public offering price, less underwriting discounts and commissions. If the underwriters exercise their option to purchase additional shares and/or warrants in full, the total underwriting discounts and commission will be $2.4 million and the total proceeds to the Company, before expenses, will be $37.8 million, excluding the proceeds, if any, from the exercise of the warrants.

The Offering was being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-227167) filed with the Securities and Exchange Commission (the “SEC”) on August 31, 2018, and declared effective on September 14, 2018. The Company has filed a final prospectus supplement, dated December 11, 2019, relating to the issuance and sale of the shares and warrants with the SEC.

H.C. Wainwright & Co. is acting as sole book-running manager for the offering. Aegis Capital Corp., Arcadia Securities, Maxim Group LLC and WBB Securities acted as co-managers for the offering.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The Underwriting Agreement is filed as Exhibit 1.1 hereto and a copy of the form of Warrant is filed as Exhibit 4.1 hereto. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares and accompanying warrants in the Offering is attached as Exhibit 5.1 hereto.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 10, 2019, by and between the Company and H.C. Wainwright & Co., LLC, as representative of the several underwriters named on Schedule I thereto

4.1	Form of Warrant

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (contained in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCYNEXIS, Inc.

By:	/s/ Marco Taglietti, M.D.
Name:	Marco Taglietti, M.D.
Title:	Chief Executive Officer

Dated: December 12, 2019